EXHIBIT 1.1

COLLABORATION AGREEMENT

This COLLABORATION AGREEMENT (this “Agreement”), effective as of January 10, 2022 (the “Effective Date”), is made by and between (i) AMERICAN RARE EARTH LLC, an Indiana limited liability company, with a principal place of business at 12115 Visionary Way, Suite 174, Fishers, IN, 46038 (“ARE”), and (ii) HG VENTURES LLC, a Delaware limited liability company with its principal place of business at 6320 Intech Way, Indianapolis, Indiana 46278 (“HGV”). Each of ARE and HGV are referred to as a “Party” and collectively as the “Parties.”

BACKGROUND

A.

HGV, the corporate venture arm of The Heritage Group, partners with innovative, high-growth companies that support a sustainable future in materials, infrastructure, environmental solutions and industrial systems, and leverages the expertise, assets and relationships of The Heritage Group to help such innovative companies execute their visions;

B.	ARE is an innovative, high-growth company focusing on extracting, concentrating, processing and purifying rare earth and critical elements and battery metals; and

C.

In connection with a capital contribution by HGV to ARE in return for the issuance of membership interests of ARE to HGV (which is the subject of a separate agreement) and as a material inducement for such capital contribution and issuance of membership interests, HGV and ARE desire to enter into this Agreement to collaborate on opportunities to accelerate the growth and commercialization of ARE’s non-natural, end-of-life feedstock supply and to provide THG with additional products and services to market, pursuant to the terms and conditions set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1 “AAA “has the meaning specified in Section 9.15.

1.2 “Affiliate” means any individual or entity directly or indirectly controlling, controlled by or under common control with, a Party or a Third Party, as applicable. For purposes of this Agreement, the direct or indirect ownership of fifty percent (50%) or more of the outstanding voting securities of an entity will be deemed to constitute control. Direct or indirect ownership of more than fifty percent (50%) of the voting stock ordinarily entitled to vote in the election of directors of a business entity or, if no such stock is issued, of more than fifty percent (50%) of the ownership interest in the business entity, will constitute ownership thereof.

1.3 “Applicable Law” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, government or regulatory authority, domestic or foreign to the extent they are applicable with respect to any right or obligation of a Party under this Agreement, including any anti-bribery laws such as the US Foreign Corrupt Practices Act and the OECD Convention Against Bribery of Foreign Public Officials in International Business Transactions.

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1.4 “ARE Indemnitee” has the meaning specified in Section 6.2.

1.5 “ARE Technology” means the patents and technology rights licensed by ARE, or its affiliates, to specifically include those Intellectual Property Rights specified in Section 1.13.

1.6 “Business Day” means any day of the year other than: (a) any Saturday or Sunday; or (b) any other day on which banks located in New York, New York are closed for business.

1.7 “Change of Control” means: (a) a sale of either Party (whether by merger, consolidation or other transaction or series of related transactions in which, in each case, the beneficial owners of such Party’s voting securities outstanding immediately prior to the consummation of the transaction or the series of related transactions beneficially own securities with less than a majority of the voting power of such Party or a successor immediately after the transaction or such transactions, or by sale, license or other transfer of all or substantially all of such Party’s assets or capital stock to a Third Party which is not an Affiliate of such Party, or otherwise); or (b) any sale or other transfer of the division or business unit of a Party or its Affiliates which holds all or substantially all of the assets of such Party and its Affiliates which are related to this Agreement.

1.8 “Confidential Information” means all Information: (a) that is marked or labeled “Confidential”, “Secret” or the like at the moment of disclosure or, in the case of oral Information, is identified as confidential and confirmed in writing within thirty (30) days after disclosure thereof; or (b) of which the confidential nature is reasonably apparent.

1.9 “HGV Indemnitee” has the meaning specified in Section 6.1.

1.10  “Indemnifying Party” has the meaning specified in Section 6.3.

1.11 “Indemnitee” has the meaning specified in Section 6.3.

1.12 “Information” means any and all drawings specifications, photographs, samples, models, processes, procedures, instructions, software, reports, papers, and any other technical, commercial or customer information, data and documents of any kind, including oral information.

1.13 “Intellectual Property Rights” means rights in and to any and all: (a) U.S. and foreign patents and patent applications claiming any inventions or discoveries made, developed, conceived, or reduced to practice, including all divisions, substitutions, continuations, continuation-in-part applications, and reissues, re-examinations, post-grant reviews and extensions thereof; (b) copyrights; (c) unpatented information (including Information), trade secrets, know-how, data, or materials; (d) trademarks, service marks, trade names, trade dress, domain names and similar rights; (e) mask work rights; and (f) any other proprietary rights of any kind now known or hereafter recognized in any jurisdiction.

1.14 “Losses” has the meaning specified in Section 6.1.

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1.15 “Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust or joint venture, or a governmental agency or political subdivision thereof.

1.16 “Regulatory Authority” means any national, supra-national, regional, state or local regulatory agency, department, bureau, notified bodies, commission, council or other governmental entity.

1.17 “Restricted Party” means any of [insert names of competitors of The Heritage Group] and any of their Affiliates.

1.18 “Third Party” means any Person that is neither a Party nor an Affiliate of a Party.

1.19 “Term” has the meaning specified in Section 8.1.

ARTICLE 2
MANAGEMENT AND ORGANIZATION OF THE COLLABORATION

2.1 Executive Sponsors. Each Party will appoint an executive to be its executive sponsor (each, an “Executive Sponsor”) for purposes of this Agreement. The initial Executive Sponsor appointed by HGV (the “HGV Executive Sponsor”) will be Jonathan Schalliol and the initial Executive Sponsor appointed by ARE (the “ARE Executive Sponsor”) will be Mark Jensen. Each Party may change its Executive Sponsor from time to time upon written notice to the other Party. The Executive Sponsors will resolve any disputes or disagreements between the Parties and will generally oversee the activities of the collaboration.

2.2 Collaboration. The Parties will generally work in good faith to collaborate in identifying opportunities that, in total, to enhance ARE’s likelihood of success.  Examples of possible opportunities resulting from this collaboration may include, without limitation, the Parties acting reasonably and in good faith but without obligation to the other Party if the possible opportunities fail to materialize:

(a) to work together to proactively brand, promote and publicly support the efforts of ARE through outreach, media, press releases, industry partners and government relations;

(b) to enhance the sourcing of feedstocks, such as of end-of-life magnets and batteries or battery materials, for ARE’s processing and purification of rare earth elements;

(c) to further the buildout of ARE’s downstream sales partners for the sale of rare earth elements to government and industry partners for the production of new products and applications;

(d) to assist in attracting high value members for ARE’s advisory board;

(e) to leverage certain of HGV’s and its Affiliates’ personnel, expertise, and equipment (such as laboratory equipment) to possibly assist ARE in the development, refinement and execution of its business;

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(f) to strategize for the potential to possibly collocate future ARE purification facilities at HGV’s Affiliate facilities;

(g) to afford ARE the ability to compete in being the final stage of isolation and purification of critical elements from black mass for HGV Affiliates’ battery recycling business based on performance and cost;

(h) to make connections that may provide ARE the right of first refusal to acquire battery black mass from HGV Affiliates’ battery recycling business as a customer for ARE to further purify to isolate its critical material for resale;

(i) to provide HGV and its Affiliates the ability to market the technologies, patents, capabilities, and access of ARE’s technologies and patents to HGV’s and its Affiliates’ customers, relationships, and affiliates; and

(j) to encourage and facilitate the cooperation under this Agreement, and to manage, direct and oversee the efforts corresponding thereto.

ARTICLE 3
REGULATORY MATTERS

3.1 Compliance with Laws. Each Party will comply with Applicable Law regarding the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, each Party will: (a) report to every applicable Regulatory Authority within any relevant time periods all events relating to this Agreement that are required to be reported; and (b) deliver, within the permitted time periods, all annual or other periodic reports required to be delivered to every applicable Regulatory Authority in connection with this Agreement. Each Party will comply with Applicable Law pertaining to the sale and marketing of the Parties’ offerings in connection with this Agreement in the countries where it sells and markets such offerings.

ARTICLE 4
CONFIDENTIALITY

4.1 Receipt of Information. The Parties acknowledge that in connection with the performance of the obligations contemplated by this Agreement they may receive Information that contains valuable information, know-how or trade secrets of the disclosing Party or its Affiliates that the disclosing Party considers to be proprietary or confidential.

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4.2 Obligations. Except as expressly provided in this Agreement, the receiving Party: (a) will not disclose the disclosing Party’s Confidential Information to any Third Party, (b) will not use the disclosing Party’s Confidential Information for any purpose other than in connection with the performance of the obligations contemplated by, or the exercise of its rights under, this Agreement, (c) will limit disclosure of the disclosing Party’s Confidential Information to such persons as have a need to know in connection with performance of the obligations contemplated by, or the exercise of the receiving Party’s rights under, this Agreement, and (d) will keep the disclosing Party’s Confidential Information confidential by employing adequate procedures for safeguarding the disclosing Party’s Confidential Information at least as rigorous as the receiving Party employs for its own confidential information, but reflecting not less than a reasonable degree of care. For the avoidance of doubt, the Parties agree that Affiliates, agents, consultants, potential and actual lenders and investors and advisors are not Third Parties for purposes of this ARTICLE 4, and the Parties agree that each Party may disclose only on a need-to-know basis any received Confidential Information to its respective Affiliates, agents, consultants, potential and actual lenders and investors and advisors that have agreed to be bound by similar obligations of confidentiality and non-use. Each Party shall procure compliance with such confidentiality obligations and non-use obligations by their respective Affiliates, agents, consultants, potential and actual lenders and investors and advisors and shall be liable for any non-compliance.

4.3 Limitations on Obligations. The confidentiality and non-use obligations under this Agreement will not apply to such Confidential Information as the receiving Party can document:

(a) was already generally available to the public at the time it was disclosed or subsequently becomes generally available to the public through no fault of the receiving Party;

(b) was known to the receiving Party or was in its possession prior to receipt of such Confidential Information;

(c) was developed by the receiving Party independently and without use of or reliance on Confidential Information provided by the disclosing Party under this Agreement and without any breach of this Agreement; or

(d) was lawfully received by the receiving Party on a non-confidential basis from a Third Party who was not bound by a similar obligation of confidentiality or non-use in relation to the Confidential Information.

4.4 Legal Proceedings and Other Permitted Disclosures. In the event that, in connection with any legal proceeding or investigation by a court of competent jurisdiction or governmental or administrative authority, either Party (or any of its Affiliates agents, consultants, potential and actual lenders and investors, advisors or representatives) is required to disclose any Confidential Information received under this Agreement, such Party may disclose that portion (and only that portion) of the Confidential Information, which, in the written opinion of its legal counsel, the Party is legally required to disclose. Such Party will, unless legally prohibited, provide the other Party with prompt notice of such requirement(s) so that the other Party may seek an appropriate protective order or other appropriate remedy.

4.5 Agreement is Confidential. The Parties acknowledge the confidential nature of this Agreement, and, subject to Section 4.4 and Section 4.6, neither Party will disclose the contents of this Agreement without obtaining the prior approval of the other Party in writing, except as required by Applicable Law or by either Party in connection with the enforcement of its rights hereunder. Any breach by either Party, of its confidentiality or non-use obligations under this ARTICLE 4 will not affect any right or remedy to which the non-breaching Party would be entitled at law absent this Agreement.

4.6 Securities Filings. If a Party is required by Applicable Law to make a securities filing materially and specifically relating to the execution or performance of this Agreement with the appropriate governmental authorities (including the U.S. Securities and Exchange Commission, and any securities exchange on which securities of such Party are listed), then the Party under such requirement shall prepare a draft of such securities filing for review and comment by the other Party. If such securities filing includes the disclosure of this Agreement and its terms, the Party under such disclosure obligation shall use commercially reasonable efforts to include a confidential treatment request and a proposed redacted version of this Agreement as part of such draft.

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ARTICLE 5
REPRESENTATIONS AND WARRANTIES

5.1 HGV. HGV hereby represents and warrants that:

(a) it is a duly and validly organized and existing limited liability company in good standing, and that it is legally qualified to do business in each jurisdiction in which failure to do so would cause a material adverse effect;

(b) the performance of this Agreement and the consummation of the transactions contemplated herein will not result in any breach, conflict or violation of any terms or provisions of, or constitute a default under, its organizational documents, or any material agreement or instrument to which it is a party, by which it is bound, or to which any of its property is subject;

(c) all requisite company action has been taken for the due authorization, execution, delivery, and performance of this Agreement by it, and this Agreement constitutes a legally binding obligation, enforceable against such Party, in accordance with its terms, except insofar as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting the rights of creditors generally; and

(d) it is not a party to any litigation relating to, or that could reasonably be expected to affect, its ability to perform its obligations under this Agreement.

5.2 ARE.  ARE hereby represents and warrants that:

(a) it is a duly and validly organized and existing limited liability company, and that it or its Affiliates that may be performing its obligations under this Agreement are legally qualified to do business in each jurisdiction in which this Agreement may be performed and where its activities hereunder require such qualification;

(b) the performance of this Agreement and the consummation of the transactions contemplated herein will not result in any breach, conflict or violation of any terms or provisions of, or constitute a default under, its organizational documents, or any material agreement or instrument to which it is a party, by which it is bound, or to which any of its property is subject;

(c) all requisite company action has been taken for the due authorization, execution, delivery, and performance of this Agreement by it, and this Agreement constitutes a legally binding obligation, enforceable against such Party, in accordance with its terms, except insofar as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting the rights of creditors generally;

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(d) it is not a party to any litigation relating to, or that could reasonably be expected to affect, its ability to perform its obligations under this Agreement; and

(e) to the best of ARE’s knowledge as of the Effective Date (without an obligation of further inquiry), the ARE Technology existing as of the Effective Date (and the use thereof) does not infringe the issued patent rights of any Third Party or misappropriate the trade secrets of any Third Parties.

5.3 Disclaimer. ARE and HGV specifically disclaim any representation, warranty or guarantee that the collaboration hereunder will be successful, in whole or in part. It is understood that the mere failure of the Parties to successfully accelerate and commercialize any technology related to this Agreement will not, in and of itself, constitute a breach of any representation or warranty under this Agreement. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, ARE AND HGV MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE COLLABORATION OR TECHNOLOGIES DESCRIBED HEREIN OR INFORMATION DISCLOSED HEREUNDER, AND HEREBY EXPRESSLY DISCLAIM ANY WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 6
INDEMNIFICATION

6.1 Indemnity by ARE. Subject to the provisions of Section 6.3, ARE will defend, indemnify and hold harmless HGV, its subsidiaries, parent corporations, Affiliates and its and their officers, directors, independent contractors, partners, shareholders, employees, agents, and their respective successors and assigns (collectively, the “HGV Indemnitees”) from and against any Third Party claim, suit, demand, loss, damage, expense (including reasonable attorney’s fees and those that may be asserted by a Third Party) or liability (collectively, “Losses”), in each case solely for Losses imposed upon the HGV Indemnitee(s) by any Third Party, to the extent arising from or related to: (a) any material breach of ARE’s representations and warranties, covenants or obligations under this Agreement; or (b) any negligence, gross negligence, intentional misconduct or violation of Applicable Law by ARE (or its Affiliates, employees, agents or representatives) in performing its obligations, or exercising its rights, under this Agreement, in each case solely to the extent that a court of competent jurisdiction determines that such Losses arose from or related to any HGV Indemnitee’s negligence, gross negligence, intentional misconduct, violation of Applicable Law or breach of this Agreement (including any breach of its representations and warranties, covenants or obligations).

6.2 Indemnity by HGV. Subject to the provisions of Section 6.3, HGV will defend, indemnify and hold harmless ARE, its subsidiaries, parent corporations, Affiliates and its and their officers, directors, partners, shareholders, employees, agents, and their respective successors and assigns (collectively, in such capacity, the “ARE Indemnitees”) from and against any Losses, in each case solely for Losses imposed upon the ARE Indemnitee(s) by any Third Party, to the extent arising from or related to: (a) any material breach of HGV’s representations and warranties, covenants or obligations under this Agreement; or (b) any negligence, gross negligence, intentional misconduct or violation of Applicable Law by HGV (or its Affiliates, employees, agents or representatives) in performing its obligations, or exercising its rights, under this Agreement, in each case solely to the extent that a court of competent jurisdiction determines that such Losses arose from or related to any ARE Indemnitee’s negligence, gross negligence, intentional misconduct, violation of Applicable Law or breach of this Agreement (including any breach of its representations and warranties, covenants or obligations).

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6.3 Procedure. A Party seeking indemnification (an “Indemnitee”) will promptly notify the other Party (the “Indemnifying Party”) in writing of a claim or suit; provided, that a Party’s failure to give such notice or delay in giving such notice will not affect such Party’s right to indemnification under this ARTICLE 6 except to the extent that the other Party has been prejudiced by such failure or delay. Neither Indemnifying Party has any obligation to indemnify an Indemnitee in connection with any settlement made by such Indemnitee without the Indemnifying Party’s written consent. The Indemnitee has the right to participate at its own expense in the claim or suit and in selecting counsel therefor. The Indemnitee will cooperate with the Indemnifying Party as reasonably requested, at the Indemnifying Party’s sole cost and expense. The Indemnifying Party will not settle any claim or suit without the Indemnitee’s prior written consent unless such settlement: (a) is limited to the payment of cash by the Indemnifying Party; (b) does not amend this Agreement; and (c) contains a full release of the Indemnitee.

ARTICLE 7
LIMITATION OF LIABILITY

EXCEPT WITH RESPECT TO THE INDEMNIFICATION OBLIGATIONS SET FORTH IN ARTICLE 6, OR A BREACH BY EITHER PARTY OF ITS CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 4, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS OR PUNITIVE DAMAGES IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE 8
TERM AND TERMINATION

8.1 Term of Agreement. The term of this Agreement will commence on the Effective Date, and will continue in full force and effect for an initial term of three (3) years (the “Initial Term”), unless terminated earlier as provided in this ARTICLE 8.  This Agreement will be automatically renewed thereafter for successive one (1) year terms after the Initial Term  (each a “Renewal Term” and, together with the Initial Term, the “Term”), unless either Party notifies the other Party in writing at least sixty (60) days prior to the expiration of the Initial Term or any Renewal Terms of its decision not to renew this Agreement, in which case this Agreement shall expire and terminate as of the end of the Initial Term or Renewal Term, as the case may be.

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8.2 Termination.

(a) Termination for Material Breach. Either Party may terminate this Agreement in the event the other Party materially breached or defaulted in the performance of any of its material obligations hereunder, and such default will have continued for thirty (30) days after written notice thereof was provided to the breaching Party by the non-breaching Party. Any termination will become effective at the end of such thirty (30) day period unless the breaching Party (or any of its Affiliates or any Third Party on such breaching Party’s behalf) has cured any such breach or default prior to the expiration of the thirty (30) day period, except that, if the allegedly breaching Party disputes in good faith the existence of a material breach, the thirty (30) day cure period will be tolled until such time as the dispute is resolved by the Parties pursuant to Section 9.15.

(b) Termination for Insolvency. If voluntary or involuntary proceedings by or against a Party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such Party, or proceedings are instituted by or against such Party for corporate reorganization, dissolution, liquidation or winding-up of such Party, which proceedings, if involuntary, will not have been dismissed within sixty (60) days after the date of filing, or if such Party makes an assignment for the benefit of creditors, or substantially all of the assets of such Party are seized or attached and not released within sixty (60) days thereafter, the other Party may immediately terminate this Agreement effective upon notice of such termination.

(c) Termination for Restricted Change of Control. HGV may terminate this Agreement upon ten (10) days’ prior written notice to ARE in the event of a Change of Control of ARE involving a Restricted Party; provided, that such notice of termination will be delivered within one hundred eighty (180) days following the consummation of such Change of Control. ARE will give written notice to HGV within five (5) days after the occurrence of any Change of Control with a Restricted Party.

8.3 Effect of Termination or Expiration. Termination or expiration of this Agreement for any reason will not release either Party hereto from any liability or obligation that, at the time of such termination or expiration, has already accrued to the other Party or that is attributable to a period prior to such termination, including all obligations set forth in any other agreement between the Parties in connection with this Agreement, nor will it preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

8.4 Survival. Sections 4, 6, 7, 8.3, this 8.4 and 9 will survive the expiration or termination of this Agreement for any reason.

ARTICLE 9
MISCELLANEOUS

9.1 Governing Law. This Agreement and any dispute arising from the construction, performance or breach hereof will be governed by and construed and enforced in accordance with the laws of the State of Indiana without regard to conflict-of-law principles that would result in the application of the law of any other jurisdiction.

9.2 Assignment. Neither Party will assign this Agreement, in whole or in part, without the prior written consent of the other Party, which consent will not be unreasonably conditioned, delayed or withheld; provided, however, that either Party may assign this Agreement without such consent, to an Affiliate, or, subject to Section 8.2(c), to a successor in a Change of Control and the terms of the Agreement will continue in effect without modification after such assignment. Any purported assignment without such consent will be void and of no effect. Subject to the foregoing sentence, this Agreement will be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns.

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9.3 No Implied Licenses. Only the licenses granted pursuant to the express terms of this Agreement, if any, will be of any legal force or effect. No other license rights will be created by implication, estoppel or otherwise.

9.4 Representation by Legal Counsel. Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will exist or be implied against the Party that drafted such terms and provisions.

9.5 Waiver. It is agreed that no waiver by either Party hereto of any breach or default of any of the covenants or agreements herein set forth will be deemed a waiver as to any subsequent or similar breach or default.

9.6 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect to the fullest extent permitted by Applicable Law without said provision, and the Parties will amend the Agreement to the extent feasible to lawfully include the substance of the excluded term to as fully as possible realize the intent of the Parties and their commercial bargain.

9.7 Independent Contractors; No Third Party Beneficiaries. The relationship of the Parties hereto is that of independent contractors. The Parties hereto are not deemed to be agents, partners or joint ventures of the others for any purpose as a result of this Agreement or the transactions contemplated thereby. Neither Party will have any authority to or will attempt to bind or commit the other Party, or cause the other Party to incur any liability or obligation, for any purpose without the express written consent of the other Party. Nothing in this Agreement will entitle any person or entity (other than a Party hereto and his, her or its respective successors and assigns permitted hereby, or the HGV Indemnitees or the ARE Indemnitees) to any claim, cause of action, remedy or right of any kind.

9.8 Export Control Regulations. The rights and obligations of the Parties under this Agreement, will be subject in all respects to Applicable Law as will from time to time govern the license and delivery of technology abroad, including the United States Foreign Assets Control Regulations, Transaction Control Regulations and Export Control Regulations, as amended, and any successor legislation issued by the Department of Commerce, International Trade Administration, or Office of Export Licensing. Without in any way limiting the provisions of this Agreement, HGV and ARE agree that, unless prior authorization is obtained from the Office of Export Licensing, neither Party will export, re-export, or transship, directly or indirectly, to any country, any of the technical data disclosed to it by the other Party hereto if such export would violate Applicable Law.

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9.9 Notices. All notices, requests and other communications hereunder will be in writing and will be hand delivered, or sent by express delivery service with confirmation of receipt, or sent by registered or certified mail, return receipt requested, postage prepaid, or by facsimile transmission (with written confirmation copy by registered first-class mail), in each case to the respective address or facsimile number indicated below.

If to HGV:

HG Ventures LLC

6320 Intech Way

Indianapolis, IN 46278

Attention:

Phone:

Email:

If to ARE:

American Rare Earth LLC

12115 Visionary Way, Suite 174

Fishers, IN, 46038

Attention: Gregory Jensen

Phone:

Email: GQJ@americanresourcescorp.com

Any such notice will be deemed to have been given when received. Either Party may change its address or email address by giving the other Party written notice, delivered in accordance with this Section.

9.10 Force Majeure. Neither Party will lose any rights hereunder or be liable to the other Party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting Party if the failure is occasioned by war, fire, act of God, earthquake, flood, embargo, act of terrorism, pandemic, governmental acts or orders or restrictions or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the non-performing Party and such Party has exerted all reasonable efforts to avoid or remedy such force majeure.

9.11 Complete Agreement. This Agreement with its Exhibits, if any, constitutes the entire agreement, both written and oral, between the Parties with respect to the subject matter hereof, and all prior agreements respecting the subject matter hereof, either written or oral, express or implied, will be abrogated, canceled, and are null and void and of no effect. No amendment or change hereof or addition hereto will be effective or binding on either of the Parties hereto unless reduced to writing and executed by the respective duly authorized representatives of each Party.

9.12 Headings; Construction. The captions to the several Sections hereof are not part of this Agreement, but are included merely for convenience of reference and will not affect its meaning or interpretation. As used in this Agreement, the word “including” means “including without limitation.”

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9.13 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same agreement.

9.14 Public Announcements. Except as is necessary for governmental notification purposes or to comply with Applicable Law or to enforce their respective rights under this Agreement, and except as otherwise agreed to by the Parties hereto in writing, the Parties will agree upon the text and the exact timing of any public announcement relating to the transactions contemplated by this Agreement, (including any press release or presentation to analysts or the financial community, but excluding any updates regarding the transactions contemplated by this Agreement provided in quarterly calls with analysts). Within four (4) business days after the Effective Date, the Parties agree to issue a joint press release describing the transactions contemplated by this Agreement.

9.15 Dispute Resolution.

(a) Subject to Section 9.15(b) and Section 9.15(c), if a dispute arises between the Parties relating to the interpretation or performance of this Agreement, and the Parties have not resolved the dispute within sixty (60) calendar days after the matter has been referred to the representatives of HGV and ARE associated with this Agreement, either Party may submit such dispute to final and binding arbitration before a single mutually acceptable arbitrator conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). If the Parties are unable to select a mutually acceptable arbitrator, AAA will appoint an arbitrator or provide a method for selection. Any arbitration proceedings will be conducted in Indianapolis, Indiana. The arbitrator will determine what discovery will be permitted, consistent with the goal of limiting the cost and time that the Parties must expend for discovery. Each Party will bear its own expenses, including attorneys’ fees, and the Parties will share equally the costs and fees of the arbitrator. The Parties will use all reasonable efforts to complete any arbitration subject to this section within six (6) months from the filing of notice of a request for such arbitration. The Parties agree that any award will not include punitive damages and will be consistent with the limitation of liability provisions set forth in this Agreement. The arbitrator will not have the power to add terms not contained in this Agreement or to refuse to enforce any term. For the avoidance of doubt, the arbitrator will not have the power to decide any aspect of any matter outside the scope of this Agreement. Judgment upon any decision rendered by the arbitrators may be entered by any court having jurisdiction. The Parties undertake and agree that all arbitral proceedings and all information, documentation, materials in whatever form disclosed in the course of such arbitral proceeding will be deemed Confidential Information hereunder.

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(b) If the Parties are unable to agree in good faith on terms, then such matter will be deemed a dispute, and a single arbitrator will be selected according to the process described in Section 9.15(a) within fifteen (15) days after the Parties (as applicable) do not reach agreement on the given dispute. Such arbitrator will have the sole responsibility of resolving such dispute from a proposal submitted by each Party under this Section 9.15(b), and no other disputed matters, claims or counterclaims will be permitted by the Parties in such arbitration. Within thirty (30) days after selection of such arbitrator, each Party shall submit to the arbitrator, and exchange with the other Party in accordance with a procedure to be established by the arbitrator, its proposal for resolving such dispute. Within thirty (30) days after receiving each Party’s proposal, the arbitrator shall select, in its entirety and without modification, solely one (1) of the two (2) proposals submitted by the Parties. The Parties, as applicable, shall promptly execute the proposal that is selected by the arbitrator pursuant to this Section 9.15(b).

(c) Notwithstanding anything to the contrary in this Agreement, any dispute arising out of, relating to or in connection with the items described in subsections (i) or (ii) below need not be resolved through the procedure described in Section 9.15(a) or Section 9.15(b), and may be immediately brought in a court of competent jurisdiction: (i) the need to seek preliminary or injunctive measures or other equitable relief (e.g., in the event of a potential or actual breach of the confidentiality or non-use provisions in ARTICLE 4); or (ii) the scope, validity, enforceability or infringement of a Party’s Intellectual Property Rights.

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their authorized representatives and delivered as of the Effective Date.

HG VENTURES LLC By: ________________________________	AMERICAN RARE EARTH LLC By: __________________________________

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